                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Ramsay Youth Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          RAMSAY YOUTH SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2000

     The Annual Meeting of Stockholders of RAMSAY YOUTH SERVICES, INC. ("RYS" or the "Company") will be held at the HYATT REGENCY CORAL GABLES, 50 ALHAMBRA PLAZA, CORAL GABLES, FLORIDA 33134 at 11:00 A.M., local time, on May 31, 2000, for the following purposes, as more fully described in the accompanying Proxy
Statement:

          1. To elect seven directors to serve until the next annual meeting;

          2. To ratify the selection of Deloitte & Touche, LLP to serve as independent auditors for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only RYS stockholders of record at the close of business on April 7, 2000 will be entitled to notice of and to vote at the meeting, or any adjournment or adjournments thereof. A list of the stockholders entitled to vote at the meeting may be examined at the offices of RYS, One Alhambra Plaza, Suite 750, Coral Gables, Florida during the ten-day period preceding the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES. THE PROXY IS REVOCABLE AT ANY TIME. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE. YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND FOR THE OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING.

                                          By Order of the Board of Directors,
                                          Paul J. Ramsay
                                          Chairman of the Board
April 17, 2000

                          RAMSAY YOUTH SERVICES, INC.
                                Columbus Center
                         One Alhambra Plaza, Suite 750
                          Coral Gables, Florida 33134

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                   To Be Held
                                  May 31, 2000

GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ramsay Youth Services, Inc. ("RYS" or the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted IN FAVOR of the nominees for directors listed on the proxy and IN FAVOR of each other proposal set forth in this Proxy Statement and presented to the stockholders of RYS for approval. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business, a vote may be cast pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder. It is anticipated that the proxy materials will be mailed on or about April 30, 2000 to all RYS stockholders of record as of April 7, 2000 (the "Record Date").

     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of such revocation to RYS, care of the Secretary, Columbus Center, One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134 prior to the Meeting; (ii) executing and delivering a proxy bearing a later date to RYS, care of the Secretary, Columbus Center, One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134 prior to the Meeting; or
(iii) appearing at the Meeting and voting in person.

1999 ANNUAL REPORT

     RYS' 1999 Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is enclosed with this Proxy Statement.

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by RYS. Officers, directors, and employees of RYS may solicit proxies by telephone, telecopier or in person. RYS has also engaged the services of Corporate Communications, Inc. and First Union National Bank of North Carolina to assist in the solicitation and tabulation of proxies. RYS estimates that these entities will receive fees totalling approximately $5,000, plus expenses, in connection with these services.

VOTING

     Holders of record of issued and outstanding shares of common stock, $.01 par value (the "Common Stock"), of RYS as of the close of business on the Record Date, will be entitled to notice of and to vote at the Meeting as described below. On the Record Date, there were issued and outstanding 9,105,809 shares of Common Stock. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting.

     Directors are elected by a plurality of votes cast by the holders of shares of Common Stock voting as a single class. The ratification of the selection of the Company's independent auditors will require the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, abstentions will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

     Ramsay Holdings HSA Limited ("Ramsay Holdings") is the holder of 906,352 shares of Common Stock, Paul Ramsay Holdings Pty. Limited ("Holdings Pty.") is the holder of 3,731,339 shares of Common Stock and Paul Ramsay Hospitals Pty. Limited ("Hospitals Pty."; Ramsay Holdings, Holdings Pty. and Hospitals Pty., collectively, the "Ramsay Affiliates") is the holder of 751,024 shares of Common Stock. The Ramsay Affiliates are corporations controlled by Paul J. Ramsay, the Chairman of the Board of RYS. In addition, Mr. Ramsay holds 5,916 shares of Common Stock directly. Accordingly, as of the Record Date, Mr. Ramsay, Ramsay Holdings, Holdings Pty. and Hospitals Pty. had an approximate 59.2% voting interest in RYS. To the best of RYS' knowledge, Mr. Ramsay, Ramsay Holdings, Holdings Pty. and Hospitals Pty. will vote their shares of Common Stock in favor of each of the proposals presented at the Meeting. See "Certain Relationships and Related Transactions," and "Security Ownership of Certain Beneficial Owners" below.

                            1. ELECTION OF DIRECTORS

     Seven directors will be elected at the Meeting. It is the intention of each of the persons named in the accompanying proxy to vote the shares represented thereby in favor of the seven nominees listed in the following table, unless contrary instructions are given. All of the nominees are presently serving as directors. In case any nominee is unable or declines to serve, such persons reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board of Directors in his stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person nominated will be unable or will decline to serve. The directors elected by the stockholders will serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

     Certain information concerning the nominees for election of directors is set forth below. Such information was furnished by them to RYS.

                                                      PRINCIPAL OCCUPATIONS FOR PAST FIVE
NAME AND AGE                                         YEARS AND CERTAIN OTHER DIRECTORSHIPS
------------                                         -------------------------------------
Aaron Beam, Jr. (56)                        Founder in 1984 of HEALTHSOUTH Corporation (provider of
                                            medical rehabilitation services) and retired in 1997;
                                            Director of UROCOR since 1998; Director of Wall Street
                                            Deli since 1998; Director of the Company since 1991.

Peter J. Evans (51)                         Financial consultant to a number of Australian
                                            companies; a Chartered Accountant in Australia since
                                            prior to 1993; Director of Ramsay Health Care Limited
                                            (or its predecessors) (owner and operator of hospitals
                                            in Australia), and Prime Television Limited (operator of
                                            an Australian television network); Director of a number
                                            of Australian charitable organizations; Chairman of
                                            Directors of Shoalhaven Anglican School in Australia;
                                            Director of the Company since 1989.

Thomas M. Haythe (60)                       Business and legal consultant (since February 1, 2000);
                                            Partner, Haythe & Curley (renamed Torys in January 2000)
                                            (attorneys) from February 1982 to January 2000; Director
                                            of Guest Supply, Inc. (provider of hotel guest room
                                            amenities, accessories and products), Novametrix Medical
                                            Systems, Inc. (manufacturer of electronic medical
                                            instruments), and Westerbeke Corporation (manufacturer
                                            of marine engine products); Director of the Company
                                            since 1987.

Luis E. Lamela (50)                         President and Chief Executive Officer of the Company
                                            since January 1998; Vice Chairman of the Board of the
                                            Company since January 1996; Chief Executive Officer of
                                            CAC Medical Centers, a division of United HealthCare of
                                            Florida, from May 1994 until December 1997; President
                                            and Chief Executive Officer of Ramsay -- HMO, Inc. from
                                            prior to 1993 to May 1994; Director of the Company since
                                            1996.

Paul J. Ramsay (64)                         Chairman of the Board of the Company since 1988;
                                            involved in the health care industry for more than 25
                                            years; Chairman of the Board of Ramsay Health Care
                                            Limited (or its predecessors) (owner and operator of
                                            hospitals in Australia), and Prime Television Limited
                                            (operator of an Australian Television Network); Director
                                            of the Company since 1987.

                                                      PRINCIPAL OCCUPATIONS FOR PAST FIVE
NAME AND AGE                                         YEARS AND CERTAIN OTHER DIRECTORSHIPS
------------                                         -------------------------------------
Steven J. Shulman (48)                      Chairman and Chief Executive Officer of Internet Health
                                            Care Group, Inc. (internet based healthcare holding
                                            company) since 1999; President and Chief Executive
                                            Officer of Prudential Health Care, Inc. from 1997 until
                                            1999; President of the Pharmacy and Disease Management
                                            Group of Value Health, Inc. (provider of specialty
                                            managed care programs) from September 1995 to 1997;
                                            Executive Vice President of Value Health, Inc. since
                                            prior to 1992 to September 1995; Director of Novametrix
                                            Medical Systems Inc.; Director of the Company since
                                            1991.

Michael S. Siddle (51)                      Various executive positions with corporations controlled
                                            by Paul J. Ramsay since prior to 1993; Director of
                                            Ramsay Health Care Limited (or its predecessors) (owner
                                            and operator of hospitals in Australia); Director of
                                            Prime Television Limited (operator of an Australian
                                            Television Network); Director of the Company since 1987.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of RYS met five times during the year ended December 31, 1999. All of the directors named above attended at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of Directors on which such director served held during the time that such person served, other than Messrs. Ramsay, Shulman and Siddle.

     RYS had five standing committees during the year ended December 31, 1999: the Executive Operating Committee, the Audit Committee, the Compensation and Conflict of Interest Committee, the Independent Directors Committee, and the Stock Option Committee.

     The Executive Operating Committee presently is composed of Messrs. Evans, Haythe, Lamela and Ramsay. The Committee's function is to act in the place and stead of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Operating Committee met twice during the year ended December 31, 1999.

     The Audit Committee presently is composed of Messrs. Beam, Evans and Haythe. The Audit Committee's functions include reviewing the results of the reports and audits by RYS' independent public accountants and making recommendations to the Board of Directors with respect to accounting practices and procedures and internal controls. The Audit Committee of RYS met twice during the year ended December 31, 1999.

     The Compensation and Conflict of Interest Committee (the "Compensation Committee") presently is composed of Messrs. Beam, Evans and Haythe. The Compensation Committee's functions include reviewing and recommending remuneration arrangements for senior officers and for members of the Board of Directors, adopting compensation plans in which officers and directors are eligible to participate, acting on important personnel matters, nominating senior officers, resolving matters involving possible conflicts of interest and providing for management succession. The Compensation and Conflict Committee did not meet during the year ended December 31, 1999.

     The Independent Directors Committee presently is composed of Messrs. Beam, Haythe and Shulman. The Committee's function is to review all transactions between RYS and persons affiliated with Paul J. Ramsay or any entity in which Paul J. Ramsay directly or indirectly has an equity interest. The Independent Directors Committee did not meet during the year ended December 31, 1999.

     The Stock Option Committee presently is composed of Messrs. Beam and Evans. The Stock Option Committee's function is to grant stock options under RYS' stock option plans to directors, members of senior management and other key field personnel of the Company as recommended by management in materials distributed to members of the Committee. The Stock Option Committee met once during the year ended December 31, 1999.

     RYS does not have a nominating committee and has established no procedures whereby nominees for director may be recommended by stockholders.

COMPENSATION OF DIRECTORS

     It is RYS' policy to pay directors who are not employees of RYS a fee of $1,000 for each meeting of the Board of Directors attended during the year. In addition, RYS pays Mr. Evans a fee of $5,000 per quarter to advise the Company on various business matters throughout the year.

     For the year ended December 31, 1999, RYS paid Messrs. Beam and Haythe $5,000 each, Messrs. Evans and Ramsay $4,000 each, Mr. Shulman $3,000 and Mr. Siddle $2,000, for services rendered in connection with RYS' Board of Directors' Meetings. In addition, for the year ended December 31, 1999, RYS paid Mr. Evans $20,000 for advisory services. Mr. Lamela was not paid for his attendance at Board of Directors' Meetings during the year ended December 31, 1999.

     On August 23, 1999, the Company issued its non-employee directors the following stock options to purchase the Company's Common Stock:

                                            NUMBER OF OPTIONS
NAME                                            GRANTED(#)       EXERCISE PRICE($/SH)
----                                        ------------------   --------------------
Paul J. Ramsay............................       400,000                $2.69
Peter J. Evans............................        75,000                $2.69
Michael S. Siddle.........................        75,000                $2.69
Thomas M. Haythe..........................        50,000                $2.69
Steven J. Shulman.........................        30,000                $2.69
Aaron Beam, Jr............................        20,000                $2.69

EXECUTIVE COMPENSATION

     The following table and footnotes set forth certain information concerning the compensation paid or awarded by the Company to the President and Chief Executive Officer and the four other most highly compensated executive officers of RYS during the fiscal years ended December 31, 1999, June 30, 1998 and June 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                         ----------------
                                                    ANNUAL COMPENSATION                     SECURITIES
                                       ----------------------------------------------       UNDERLYING
        NAME AND             FISCAL                                   OTHER ANNUAL            STOCK             ALL OTHER
   PRINCIPAL POSITION         YEAR     SALARY($)    BONUS($)(2)    COMPENSATION($)(3)       OPTIONS(#)       COMPENSATION($)
   ------------------        ------    ---------    -----------    ------------------       ----------       ---------------
Luis E. Lamela(1)........     1999      360,064            --            19,099              400,000             --
Vice Chairman of the         *1998      200,772       400,000            10,712                   --             --
  Board, President and        1998      235,045            --            16,118               35,000(4)          --
  Chief Executive Officer     1997           --            --                --                   --             --

Bert G. Cibran...........     1999      270,048            --            21,120              200,000             --
Chief Operating Officer      *1998      161,136       200,000            10,560                   --             --
                              1998      301,152       200,000            21,120                   --             --
                              1997      268,124            --            18,679               91,666(5)          --

Marcio C. Cabrera........     1999      175,028        87,500                --               50,000             --
Executive Vice President,    *1998       87,842            --                --               10,000             --
  Chief Financial Officer     1998           --            --                --                   --             --
  and Secretary               1997           --            --                --                6,667             --

Jorge L. Rico............     1999      145,024        75,000                --               50,000             --
Vice President and           *1998       72,788            --                --                8,333             --
  Assistant Secretary         1998           --            --                --                   --             --
                              1997           --            --                --                6,667             --

Isabel M. Diaz...........     1999      120,019        75,000             9,000               75,000             --
Vice President               *1998       64,728            --             4,500                   --             --
                              1998           --            --                --                   --             --
                              1997           --            --                --               11,667(6)          --

---------------

 *  Reflects information for the six months ended December 31, 1998.
(1) In January 1998, Mr. Lamela became Chief Executive Officer of RYS; and in January 1999, Mr. Lamela became President of RYS. See "Employment and Other Agreements" below.
(2) Bonuses are reflected in the period in which they are paid.
(3) Represents automobile allowance.
(4) Represents options awarded to Mr. Lamela during the year ended June 30, 1998 in connection with his employment agreement. This amount does not include 131,666 options and warrants issued to Mr. Lamela prior to his employment with RYS and 150,015 warrants issued to Mr. Lamela in connection with RYS' purchase of Summa Healthcare Group, Inc. See "Other Arrangements."
(5) Amounts do not include options and warrants to purchase shares of Common Stock issued in connection with the Merger (as defined in "Certain Relationships and Related Transactions" below).
(6) Represents options awarded to Ms. Diaz in May 1997 (6,667) and August 1996 (5,000). Does not include 16,652 warrants issued to Ms. Diaz in connection with RYS' purchase of Summa Healthcare Group, Inc. or 278 warrants issued in connection with the Merger (as defined in "Certain Relationships and Related Transactions" below).

     The following table and footnotes set forth the grant of stock options to the executive officers named in the Summary Compensation Table during the year ended December 31, 1999. The amounts shown for each named executive officer as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission (the "SEC") regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

         STOCK OPTION GRANTS DURING FISCAL YEAR ENDED DECEMBER 31, 1999

                                                                   INDIVIDUAL GRANTS
                                               ---------------------------------------------------------   POTENTIAL REALIZABLE
                                                               % OF TOTAL                                    VALUE AT ASSUMED
                                                             OPTIONS GRANTED                                  ANNUAL RATES OF
                                                              TO EMPLOYEES                                         STOCK
                                                              DURING FISCAL                                 PRICE APPRECIATION
                                                               YEAR ENDED        EXERCISE                     FOR OPTION TERM
                                                OPTIONS       DECEMBER 31,        OR BASE     EXPIRATION   ---------------------
                    NAME                       GRANTED(#)         1999          PRICE($/SH)      DATE       5%($)       10%($)
                    ----                       ----------   -----------------   -----------   ----------   --------   ----------
Luis E. Lamela...............................   400,000           23.9%            $2.69       8/23/09     $677,000   $1,715,000
Vice Chairman of the Board, President and
  Chief Executive Officer

Bert G. Cibran...............................   200,000           11.9%            $2.69       8/23/09     $338,500   $  857,500
Chief Operating Officer

Marcio C. Cabrera............................    50,000            3.0%            $2.69       8/23/09     $ 84,500   $  214,500
Executive Vice President, Chief Financial
  Officer and Secretary

Jorge L. Rico................................    50,000            3.0%            $2.69       8/23/09     $ 84,500   $  214,500
Vice President and Assistant Secretary

Isabel M. Diaz...............................    75,000            4.5%            $2.69       8/23/09     $127,000   $  321,500
Vice President

     The following table and footnotes summarize stock options exercised during the fiscal year ended December 31, 1999 and the number and value of options held by the executive officers named in the Summary Compensation Table at December 31, 1999.

         STOCK OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1999
                  AND STOCK OPTION VALUES AT DECEMBER 31, 1999

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT                        AT
                                                             DECEMBER 31, 1999(#)         DECEMBER 31, 1999($)(1)
                             SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
           NAME                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ---------------   --------   -----------   -------------   -----------   -------------
Luis E. Lamela(2)..........           --            --      204,459        512,220             --             --
Bert G. Cibran(3)..........           --            --       39,166        291,666             --             --
Marcio C. Cabrera..........           --            --        7,777         58,889             --             --
Jorge L. Rico..............           --            --        7,222         57,777             --             --
Isabel M. Diaz(4)..........           --            --       21,374         82,222             --             --

---------------

(1) In-the-money options are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the SEC by subtracting the aggregate exercise price of the options from the aggregate year-end value of the underlying Common Stock.
(2) Includes 35,000 options awarded to Mr. Lamela in connection with his employment agreement, 131,666 options and warrants issued to Mr. Lamela prior to his employment with RYS and 150,015 warrants issued to Mr. Lamela in connection with RYS' purchase of Summa Healthcare Group, Inc. See "Employment and Other Agreements" and "Other Arrangements" below.
(3) Includes options and warrants to purchase shares of Common Stock issued in connection with the Merger (as defined in "Certain Relationships and Related Transactions" below).
(4) Includes 16,652 options to purchase shares of Common Stock issued in connection with RYS' purchase of Summa Healthcare Group, Inc. and 278 warrants to purchase shares of Common Stock issued in connection with the Merger (as defined in "Certain Relationships and Related Transactions" below).

EMPLOYMENT AND OTHER AGREEMENTS

     In October 1997, RYS entered into an employment agreement with Luis E. Lamela to serve as RYS' Vice Chairman of the Board and Chief Executive Officer, providing for the payment of an initial annual base salary of $400,000, subject to increases determined by the Board of Directors and minimum annual increases based on the Consumer Price Index. Mr. Lamela's current annual salary is $416,134. In addition, Mr. Lamela is entitled to an annual bonus in an amount equal to the greater of (i) $400,000 or (ii) five percent of any increase in operating income for the applicable fiscal year over operating income for the 1997 fiscal year. The agreement was for an initial term of two years with annual renewals thereafter. Pursuant to the employment agreement, RYS agreed to provide Mr. Lamela an automobile allowance and options to purchase 35,000 shares of Common Stock. Mr. Lamela's employment with RYS may be terminated by either RYS or Mr. Lamela; however, in the event RYS terminates Mr. Lamela's employment without due cause, RYS must continue to pay Mr. Lamela his base salary in effect at the time of such termination for 24 months after the date of such termination plus any bonus payable. The agreement also provides for a lump sum cash payment to Mr. Lamela of his bonus and 36 months' base salary upon termination of his employment for any reason following certain change of control events involving RYS. Mr. Lamela's employment agreement was subsequently amended to provide that, for fiscal years after December 31, 1998, Mr. Lamela's annual bonus shall be determined at the sole discretion of the Board of Directors of the Company.

     In August 1996, RYS entered into an employment agreement with Bert G. Cibran, Chief Operating Officer of RYS, providing for the payment of an initial annual base salary of $300,000, subject to annual increases determined by the Board of Directors and minimum annual increases based on the Consumer Price Index. Mr. Cibran's current annual salary is $317,267. In addition, Mr. Cibran is entitled to an annual bonus in an amount equal to two percent of any increase in operating income over the preceding fiscal year. The agreement was for an initial term of three years with annual renewals thereafter. Pursuant to the employment agreement, RYS agreed to provide Mr. Cibran an automobile allowance and options to purchase 41,666 shares of Common Stock. In addition, Mr. Cibran's employment may be terminated by either RYS or Mr. Cibran; however, in the event RYS terminates Mr. Cibran's employment without due cause, RYS must continue to pay Mr. Cibran his base salary in effect at the time of such termination for 24 months after the date of such termination plus any bonus payable. The agreement also provides for a lump sum cash payment to Mr. Cibran of his bonus and 24 months' base salary upon termination of his employment for any reason following certain change of control events involving RYS. Mr. Cibran's employment agreement was subsequently amended to provide that, for fiscal years after December 31, 1998, Mr. Cibran's annual bonus shall be determined at the sole discretion of the Board of Directors of the Company.

     In June 1998, RYS entered into an employment agreement with Marcio C. Cabrera to serve as RYS' Executive Vice President of Finance, providing for the payment of an initial annual base salary of $175,000. In accordance with the terms of his employment agreement, bonuses and increases to Mr. Cabrera's base salary will be determined based on the Company's existing compensation guidelines. The agreement is for an initial term of two years with annual renewals thereafter. Mr. Cabrera's employment with RYS may be terminated by either RYS or Mr. Cabrera; however, in the event RYS terminates Mr. Cabrera's employment without cause, RYS must continue to pay Mr. Cabrera his base salary in effect at the time of such termination for six months after the date of such termination.

     In February 1997, RYS entered into an employment agreement with Jorge L. Rico to serve as RYS' Vice President of Management Services, providing for the payment of an initial annual base salary of $120,000. On July 1, 1998, Mr. Rico was promoted to Vice President of Operations and his annual salary was increased to $145,000. In accordance with the terms of his employment agreement, bonuses and increases to Mr. Rico's salary will be determined based on the Company's existing compensation guidelines. The agreement was for an initial term of two years with annual renewals thereafter. In addition, Mr. Rico's employment by RYS may be terminated by either RYS or Mr. Rico; however, in the event RYS terminates Mr. Rico's employment without cause, RYS must continue to pay Mr. Rico his base salary in effect at the time of such termination for six months after the date of such termination.

     In October 1997, RYS entered into an employment agreement with Isabel M. Diaz to serve as RYS' Vice President of Corporate Relations, providing for the payment of an initial annual base salary of $120,000. In accordance with the terms of her employment agreement, bonuses and increases to Ms. Diaz's base salary will be determined based on the Company's existing compensation guidelines. The agreement was for an initial term of two years with annual renewals thereafter. Pursuant to the employment agreement, RYS agreed to provide Ms. Diaz an automobile allowance in the amount of $750 per month. Ms. Diaz's employment with RYS may be terminated by either RYS or Ms. Diaz; however, in the event RYS terminates Ms. Diaz's employment without cause, RYS must continue to pay Ms. Diaz her base salary in effect at the time of such termination for six months after the date of such termination.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires RYS' directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish RYS with copies of all Section 16(a) reports they file.

     To RYS' knowledge, based solely on a review of the copies of such reports furnished to RYS and representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH RAMSAY AFFILIATES

     The Ramsay Affiliates are corporations controlled by RYS' Chairman of the Board, Paul J. Ramsay. At April 7, 2000, Paul J. Ramsay, Ramsay Holdings, Holdings Pty. and Hospitals Pty. owned of record, and had a voting interest in, approximately 59.2% of the issued and outstanding shares of RYS Common Stock.

OTHER AGREEMENTS

     In connection with an amendment to the Company's Senior Credit Facility, a corporate affiliate of Paul J. Ramsay entered into a Junior Subordinated Note Purchase Agreement (the "Junior Note") with the Senior Credit Facility lender to participate in the Senior Credit Facility in an amount of approximately $1.2 million.

     RYS has entered into indemnification agreements with its directors and executive officers. These agreements provide that the directors and executive officers will be indemnified to the fullest possible extent permitted by Delaware law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding (including any action by or in the right of RYS or any of its subsidiaries or affiliates) on account of their service as directors, officers, employees, fiduciaries or agents of RYS or any of its subsidiaries or affiliates and their service at the request of RYS or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     Thomas M. Haythe, a director of RYS, was a partner of the New York City law firm of Haythe & Curley (renamed Torys), which firm rendered legal services to RYS during the fiscal year ended December 31, 1999. In December 1999, RYS entered into an agreement with Mr. Haythe to serve as a senior advisor to RYS in connection with legal issues, acquisitions, financings and other transactions involving the Company. During the year ended December 31, 1999, RYS paid Mr. Haythe $5,000 in connection with these advisory services.

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     Effective May 21, 1999, the Board of Directors of RYS, upon the recommendation and with the approval of the Company's Audit Committee, appointed Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants in replacement of Ernst & Young LLP ("Ernst & Young"), which previously served as the Company's auditor.

     Ernst & Young's reports on the Company's financial statements for the Company's two most recent fiscal years ending June 30, 1998 and the transition period from July 1, 1998 to December 31, 1998 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the Company's two most recent fiscal years ending June 30, 1998, the transition period consisting of the six months ended December 31, 1998 and through May 21, 1999, the Company had no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

     During the Company's two most recent fiscal years ending June 30, 1998, the transition period consisting of the six months ended December 31, 1998 and through May 21, 1999, there have been no reportable events with Ernst & Young required to be disclosed by Item 304(a)(1)(v) of Regulation S-K of the SEC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Aaron Beam, Jr., Peter J. Evans and Thomas M. Haythe. During the year ended December 31, 1999, Mr. Haythe was a partner of the New York City law firm of Haythe & Curley (renamed Torys), which firm rendered legal services to RYS. In December 1999, RYS entered into an agreement with Mr. Haythe to serve as a senior advisor to RYS in connection with legal issues, acquisitions, financings and other transactions involving the Company. See "Certain Relationships and Related Transactions" above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors determines the compensation arrangements for executive officers of RYS. RYS' executive compensation program is designed to attract, motivate, reward and retain individuals with the executive and management skills needed to achieve RYS' business objectives. The compensation program accomplishes this goal by providing RYS' executives with incentives which reward achievement of both short-term and long-term objectives that contribute to the growth and profitability of RYS, and which link executive pay with the interests of RYS' stockholders.

     RYS' executive compensation program consists of base salary, bonuses and stock options. RYS' salary levels are determined by comparisons with companies of similar size and complexity in the youth services industry. Salary increases are determined in light of the financial performance of RYS, the individual performance of the executive and any increased responsibilities assumed by the executive. The salaries for RYS' President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice Presidents, were determined pursuant to the terms of their employment agreements with RYS, which in turn were based on the foregoing considerations.

     Effective January 1, 1999, annual bonuses payable pursuant to the employment agreements for RYS' President and Chief Executive Officer and its Chief Operating Officer are determined on the sole discretion of the Company's Board of Directors based on the achievement of strategic objectives, the financial performance of RYS, the individual performance of the executive and any increased responsibilities assumed by the executive.

     RYS may award bonuses to other executives based on the level of financial performance achieved by RYS and the individual accomplishments of the executive, as evaluated by the President and Chief Executive Officer or the Chief Operating Officer of RYS. Annual bonuses are paid to the chief executive officers of each of RYS' facilities, based on (a) the financial performance of his/her facility compared to budgeted and prior year performance, (b) the overall results of RYS and (c) the attainment of certain quality of care levels.

     RYS periodically grants stock options to its executive officers and other key employees. Stock option grants are intended to provide RYS' executives and other key employees with a significant incentive to work to maximize stockholder value. The Compensation Committee believes that by providing RYS' executives and key employees who have substantial responsibility for the management and growth of RYS with an opportunity to profit from increases in the value of the Common Stock, the interests of RYS' stockholders and executives will be most closely aligned.

                                          THE COMPENSATION AND CONFLICT OF
                                          INTEREST COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                               Aaron Beam, Jr.
                                               Peter J. Evans
                                               Thomas M. Haythe

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return on the Common Stock to the NASDAQ Stock Market-U.S. Index and a peer group. The peer group companies consist of Children's Comprehensive Services, Inc., Correctional Services Corporation and Res-Care, Inc. RYS believes that these peer companies, which are engaged in the behavioral health and youth services industry, are most comparable to RYS' historical business, within the parameters set by the SEC. The graph assumes that $100 was invested in Common Stock, the NASDAQ Stock Market U.S. Index and the peer group on December 31, 1994 and that all dividends were reinvested.


                                    (Graph)

                                                                                                           NASDAQ STOCK MARKET
                                              RAMSAY YOUTH SERVICES, INC.          PEER GROUP                    (U.S.)
                                              ---------------------------          ----------              -------------------
12/94                                                     100                          100                         100
12/95                                                      50                          114                         141
12/96                                                      45                          188                         174
12/97                                                      46                          248                         213
12/98                                                      25                          282                         300
12/99                                                       8                          134                         542

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Listed in the following table is certain information as of April 7, 2000 with respect to (i) the stockholders of the Company (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Board of Directors, owned beneficially more than five percent (5%) of the Common Stock of the Company, (ii) each director of the Company who owned beneficially any shares of Common Stock of the Company, (iii) each executive officer of the Company who owned beneficially any shares of Common Stock of the Company and (iv) all directors and officers of the Company as a group. This information has been provided to the Company by the persons named below.

                                                                                       PERCENTAGE
              NAME AND ADDRESS                 TITLE           NUMBER OF                   OF
              BENEFICIAL OWNER                OF CLASS      SHARES OWNED(1)             CLASS(1)
              ----------------                --------      ---------------            ----------
Paul J. Ramsay..............................   Common          5,580,186(2)              56.31%
     Paul Ramsay Group
     154 Pacific Highway
     St. Leonards, NSW
     Australia
Paul Ramsay Hospitals Pty. Limited..........   Common          5,519,270(3)              55.69%
     c/o Torys
     237 Park Avenue
     New York, New York 10017
Paul Ramsay Holdings Pty. Limited...........   Common          4,721,024(3)              47.64%
     c/o Torys
     237 Park Avenue
     New York, New York 10017
Ramsay Holdings HSA Limited.................   Common            906,352(3)               9.15%
     c/o Torys
     237 Park Avenue
     New York, New York 10017
Heartland Advisors, Inc.....................   Common            750,400(4)               7.57%
     790 North Milwaukee Street
     Milwaukee, Wisconsin 53202
Luis E. Lamela..............................   Common            708,109(5)               7.15%
     One Alhambra Plaza, Suite 750
     Coral Gables, Florida 33134
Dauphin Capital Partners I, LP..............   Common            444,444(6)               4.48%
     1921 W. Joppa Road
     Baltimore, Maryland 21204
Bert G. Cibran..............................   Common            103,056(9)               1.04%
     One Alhambra Plaza, Suite 750
     Coral Gables, Florida 33134
Aaron Beam, Jr..............................   Common             23,057(7)                  *
Marcio C. Cabrera...........................   Common              9,999(8)                  *
Isabel M. Diaz..............................   Common             32,648(10)                 *
Peter J. Evans..............................   Common             44,249(11)                 *
Thomas M. Haythe............................   Common             37,116(12)                 *
Billie T. Rader.............................   Common             33,833(13)                 *
Jorge L. Rico...............................   Common              9,444(14)                 *
Steven J. Shulman...........................   Common             17,582(15)                 *

                                                                                       PERCENTAGE
NAME AND ADDRESS                               TITLE           NUMBER OF                   OF
BENEFICIAL OWNER                              OF CLASS      SHARES OWNED(1)             CLASS(1)
----------------                              --------      ---------------            ----------
Michael S. Siddle...........................   Common             20,916(16)                 *
All directors and executive officers as a
  group (11 persons)........................   Common          6,620,195(2)(5)           66.80%
                                                                        (7)(8)(9)(10)
                                                                        (11)(12)(13)
                                                                        (14)(15)(16)

---------------

 *  Indicates ownership percentage of less than one percent (1%).
(1) Includes all shares that each named person is entitled to receive within 60 days, through the exercise of any option, warrant, conversion right, or similar arrangement. Such shares are deemed to be owned and outstanding by such person individually for purposes of calculating the number of shares owned and the percentage of class for each such named person, but are not deemed outstanding for purposes of such calculations for any other named person.
(2) Mr. Ramsay's beneficial ownership of Common Stock consists of (i) 5,916 shares of Common Stock owned directly by Mr. Ramsay, (ii) 55,000 shares of Common Stock issuable upon the exercise of exercisable options owned directly by Mr. Ramsay, (iii) 906,352 shares of Common Stock beneficially owned by Ramsay Holdings, (iv) 4,721,024 shares of Common Stock beneficially owned by Holdings Pty., which includes all shares beneficially owned by Ramsay Holdings, and (v) 5,519,270 shares of Common Stock beneficially owned by Hospitals Pty., which includes all shares beneficially owned by Ramsay Holdings and Holdings Pty. The shares beneficially owned by Ramsay Holdings consist of 906,352 shares of Common Stock owned of record by Ramsay Holdings. The shares beneficially owned by Holdings Pty. consist of 3,731,339 shares of Common Stock owned of record by Holdings Pty., 83,333 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Holdings, Pty. and the 906,352 shares of Common Stock beneficially owned by Ramsay Holdings. The shares beneficially owned by Hospitals Pty. consist of 751,024 shares of Common Stock owned of record by Hospitals Pty., 47,222 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Hospitals Pty. and the 4,721,024 shares of Common Stock beneficially owned by Holdings Pty.
(3) These shares are included in the beneficial ownership of Paul J. Ramsay and are included in footnote (2) above.
(4) Information as to the holdings of Heartland Advisors, Inc. ("HAI") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that HAI owned no shares with sole voting power and 750,400 shares with sole dispositive power. Such report indicates that HAI is an investment adviser registered under the Investment Advisers Act of 1940.
(5) Includes 68,889 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Mr. Lamela and 152,237 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Mr. Lamela.
(6) Information as to the holdings of Dauphin Capital Partners I, LP ("Dauphin") is based upon a report on Schedule 13D filed with the Securities and Exchange Commission. Such report indicates that Dauphin owned 444,444 shares with sole voting power and sole dispositive power.
(7) Includes 13,333 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Beam.
(8) Represents 9,999 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Cabrera.
(9) Represents 50,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Mr. Cibran and 5,833 shares of Common Stock issuable upon the exercise of currently exercisable warrants to purchase shares of Common Stock held by Mr. Cibran.
(10) Includes 6,666 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Ms. Diaz and 16,930 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Ms. Diaz.

(11) Includes 38,333 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Evans.
(12) Includes 1,666 shares of Common Stock held in a Keough Plan for the benefit of Mr. Haythe and 15,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Haythe.
(13) Includes 33,333 shares of Common Stock issued in connection with the Company's acquisition of The Rader Group, Inc. in December 1998.
(14) Represents 9,444 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Rico.
(15) Includes 11,666 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Shulman.
(16) Includes 15,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Siddle.

                         2. RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has reappointed Deloitte & Touche as independent auditors to audit the financial statements of the Company for the current fiscal year.

     Representatives of the firm of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.

                                3. OTHER MATTERS

     The Board of Directors does not know of any other matters that may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of RYS must be received by RYS at its principal executive offices by December 31, 2000 in order to be considered for inclusion in RYS' proxy statement relating to such meeting. In the event that a stockholder fails to notify RYS by February 9, 2001 of an intent to be present at RYS' 2001 Annual Meeting of Stockholders in order to present a proposal for a vote, RYS will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials.

April 17, 2000

                          RAMSAY YOUTH SERVICES, INC.
            PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 31, 2000

    The undersigned, a stockholder of RAMSAY YOUTH SERVICES, INC., does hereby appoint Luis E. Lamela and Bert G. Cibran, or either of them, with full power of substitution, the undersigned's proxies, to appear and vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Regency Coral Gables, Coral Gables, Florida 33134, on Wednesday, May 31, 2000 at 11:00 A.M., Eastern Standard Time, or at any adjournment thereof, upon such matters as may properly come before the Meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their best judgment on any other matters which may properly come before the Meeting.

1. Election of Directors          [ ] FOR all the nominees listed (except as
                                      marked to the contrary below).
                                  [ ] WITHHOLD AUTHORITY to vote for the
                                      nominees listed below.

Aaron Beam, Jr., Peter J. Evans, Thomas M. Haythe, Luis E. Lamela, Paul J. Ramsay, Steven J. Shulman and Michael S. Siddle
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

                             _____________________

2. Ratification of appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2000.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH ITEM.

                           (continued on other side)

                         (TO BE SIGNED ON REVERSE SIDE)

                          (continued from other side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ANY OF THE ITEMS, THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

                                              IMPORTANT: Before returning this
                                              proxy, please sign your name or
                                              names on the line(s) below exactly
                                              as shown thereon. Executors,
                                              shareholders, trustees, guardians
                                              or corporate officers should
                                              indicate their full titles when
                                              signing. Where shares are
                                              registered in the name of joint
                                              tenants or trustees, such joint
                                              tenants or trustees should sign.

                                              Dated:                      , 2000

                                              ----------------------------------
                                              Name

                                        ----------------------------------(L.S.)

                                        ----------------------------------(L.S.)
                                              Stockholder(s) Sign Here

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.